Exhibit 99

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Fourth Stock Repurchase Program

East Syracuse, New York, April 29, 2010 – Beacon Federal Bancorp, Inc. (NASDAQ: BFED) announced today that its Board of Directors has authorized a fourth stock repurchase program pursuant to which the Company intends to purchase up to an additional 5% of its outstanding shares, or up to 326,669 shares.  Pursuant to three earlier repurchase programs completed during 2009, the Company purchased an aggregate of 1,120,187 shares at a weighted-average cost of $8.51 a share.

Ross J. Prossner, President and Chief Executive Officer of the Company, stated, “We are pleased to announce our fourth stock repurchase program.  We continue to believe our common stock is an attractive value at current trading prices and we believe the repurchase of shares at current prices will enhance the value for our shareholders.”

The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Principal Accounting Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY 13057
(315) 433-0111 x 1582